EXHIBIT 99.1

News Release

First Solar, Inc. Announces Full Year 2016 Guidance

•	Net sales of $3.9 to $4.1 billion

•	Earnings per fully diluted share of $4.00 to $4.50

•	Ending 2016 net cash of $2.0 to $2.3 billion

TEMPE, Ariz., Dec 9, 2015 - First Solar, Inc. (Nasdaq: FSLR) today announced full year 2016 guidance.

Forecasted net sales for 2016 are $3.9 to $4.1 billion, with solar power systems net sales expected to comprise 90% to 95% of the total and third party module sales the remainder. Earnings per share is forecasted to be $4.00 to $4.50 per share, including a gain from the expected sale of an equity method investment and the Company’s share of 8point3 earnings. The ending net cash balance is projected to increase by the end of 2016 to $2.0 to $2.3 billion. Capital expenditures of $300 to $400 million are higher than 2015 forecasted levels as the Company invests in further advancements in its cost and technology roadmap.
The complete financial guidance is as follows:

2015 Guidance Update	Range
Net Sales	$3.9B to $4.1B
Gross Margin %	16% to 18%
Operating Expenses	$380M to $400M
Operating Income	$260M to $330M
Effective Tax Rate	16% to 18%
Earnings per Share[1]	$4.00 to $4.50
Net Cash Balance[2]	$2.0B to $2.3B
Operating Cash Flows[3]	$500M to $700M
Capital Expenditures	$300M to $400M
Shipments	2.9GW to 3.0GW

1.	Includes a gain of approximately $200 million from the expected sale of an equity method investment and share of 8point3 earnings

2.	Cash & Marketable securities less expected debt at end of 2016

3.	Does not include approximately $450 million from the expected sale of an equity method investment treated as an investing cash flow

First Solar has scheduled a conference call for today, Decemeber 9, 2015 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Wednesday, December 16, 2015 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 5724553. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

www.firstsolar.com

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and guidance resulting from the pending tax matter described in this release, including our assessment of the likelihood and amount of penalties that may be imposed on us (which penalties, if any, could cause the estimated financial impact to be significantly greater than the estimate provided in this release); our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs (including estimated future module collection and recycling costs), warranties, solar module efficiency and balance of systems cost reduction roadmaps, restructuring, product reliability, investments in unconsolidated affiliates and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct PV solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate," "project," "plan," "intend," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: "Risk Factors," of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.

Contacts

First Solar Investors
Steve Haymore
+1 602 414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

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www.firstsolar.com